Exhibit 99.1

Banc of California Announces Quarterly Preferred Stock Dividends

IRVINE, Calif., (February 14, 2017) – Banc of California, Inc. (NYSE: BANC), today announced that its Board of Directors has declared a quarterly dividend of $0.50 per depository share on the Company’s 8.00% Series C Non-Cumulative Perpetual Preferred Stock. The dividend will be payable on March 15, 2017 to holders of record as of March 1, 2017. The Series C depositary shares are traded on the New York Stock Exchange under the “BANC PRC” symbol.

The Board of Directors also declared a quarterly dividend of $0.460938 per depository share on the Company’s 7.375% Series D Non-Cumulative Perpetual Preferred Stock. The dividend will be payable on March 15, 2017 to holders of record as of March 1, 2017. The Series D depositary shares are traded on the New York Stock Exchange under the “BANC PRD” symbol.

The Board of Directors also declared a quarterly dividend of $0.4375 per depository share on the Company’s 7.00% Series E Non-Cumulative Perpetual Preferred Stock. The dividend will be payable on March 15, 2017 to holders of record as of March 1, 2017. The Series E depositary shares are traded on the New York Stock Exchange under the “BANC PRE” symbol.

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) provides comprehensive banking services to California’s diverse businesses, entrepreneurs and communities. Banc of California operates over 100 offices in California and the West. The Company was recently recognized by Forbes for the second straight year as one of the 100 Best Banks in America for 2017.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

INVESTOR RELATIONS INQUIRIES:	MEDIA INQUIRIES:
Banc of California, Inc.	Abernathy MacGregor
Timothy Sedabres, (855) 361-2262	Ian Campbell / Joe Hixson / Kristin Cole (213) 630-6550 idc@abmac.com / jrh@abmac.com / kec@abmac.com

18500 Von Karman Ave. • Suite 1100 • Irvine, CA 92612 • (949) 236-5250 • www.bancofcal.com